EXHIBIT 10.2

NORTH AMERICAN TRANSITION SERVICES AGREEMENT

by and between

HEIDELBERGCEMENT AG

and

HANSON BUILDING PRODUCTS LIMITED

Dated as of [•], 201[•]

NORTH AMERICAN TRANSITION SERVICES AGREEMENT

THIS NORTH AMERICAN TRANSITION SERVICES AGREEMENT, dated as of [•], 201[•] (this “Agreement”), is made by and between HeidelbergCement AG, a German Aktiengesellschaft (“HCAG”), and Hanson Building Products Limited, a Jersey public limited company (the “Company”) (each of HCAG, on the one hand, and the Company, on the other hand, a “Party,” and collectively, the “Parties”). HCAG and/or its Affiliates, as applicable, are referred to herein as the “Service Provider,” and the Company, the NAM Companies (as defined below) and/or the wholly owned subsidiaries of the NAM Companies, as applicable, are referred to herein as the “Service Recipient.”

RECITALS

WHEREAS, HeidelbergCement BP Limited, an English private limited company, and HeidelbergCement UK Holding II Limited, an English private limited company, on or before [•], 201[•] (the “Closing Date”) contributed their shares in the NAM Companies (as defined below), the holding companies for the Business (as defined below) in North America, to the Company in exchange for shares in the Company; and

WHEREAS, in connection with the conduct of the Business in North America, the Service Recipient desires to receive from the Service Provider, and the Service Provider desires to provide to the Service Recipient, the Services (as defined below), in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.                             Definitions.

(a)                                 In this Agreement, the following terms shall have the following meanings:

“Business” means the business of developing, manufacturing and selling concrete and clay building products, engaged in by the NAM Companies and wholly owned subsidiaries of the NAM Companies in the United States, Ontario, Quebec and the Maritime provinces of Canada.

“Change of Control” means the direct or indirect acquisition of either the majority of the voting stock or of all or substantially all of the assets of a Person by another entity in a single transaction or a series of related transactions.

“Exhibit A” means the schedule of Services attached hereto.

“Exhibit B” means the schedule of Specified Covered Employees attached hereto.

“NAM Companies” means Hanson Brick America, Inc., a Michigan corporation, Hanson Pipe & Precast LLC, a Delaware limited liability company, Hanson Pipe & Precast, Ltd., an Ontario corporation, and Hanson Brick Ltd., an Ontario corporation.

“Services” means the services provided by or on behalf of the Service Provider to the Business, as described in and with the exceptions set forth on Exhibit A. Each Service is described in a separate subsection of Exhibit A.

(b)                                 The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Accessing Party”	Section 15(a)
“Agents”	Section 14(b)(i)
“Agreement”	Preamble
“Authorization”	Section 6(b)
“Charges”	Section 3(a)
“Closing Date”	Recitals
“Company”	Preamble
“Confidential Information”	Section 14(a)
“Covered Employee”	Section 10(a)
“Cutover”	Section 2(h)
“Cutover Plan”	Section 2(h)
“Force Majeure”	Section 12(a)
“HCAG”	Preamble
“Indemnified Party”	Section 7(a)
“Indemnifying Party”	Section 7(a)
“Loss”	Section 7(a)
“Mandatory Change”	Section 2(i)
“Party/Parties”	Preamble
“Project Manager”	Section 4
“Receiving Party”	Section 14(a)
“Security Regulations”	Section 15(a)
“Service Provider”	Preamble
“Service Provider Personnel”	Section 16(n)
“Service Recipient”	Preamble
“Specified Covered Employee”	Section 10(c)
“Systems”	Section 15(a)
“Third-Party Materials”	Section 6(b)
“Third-Party Providers”	Section 6(a)

Section 2.                             Services.

(a)

(i)                                     Commencing on the Closing Date and continuing throughout the term of this Agreement, the Service Provider shall provide to the Service Recipient, in connection with the Service Recipient’s operation of the Business, the Services, subject to the terms and conditions set forth herein. Except as otherwise set forth on Exhibit A, (y) subject to Section 10(b), the Services shall be substantially equivalent in nature, scope and volume as those provided by the Service Provider to the Business in the ordinary course during the twelve (12) months prior to the Closing Date, and (z) the standard of quality, efficiency, and timeliness for the Services shall be consistent with the levels at which such Services were provided by the Service Provider to its Affiliates during such twelve (12) month period.

(ii)                                  The Service Recipient understands that the Service Provider may be providing services similar to the Services provided hereunder, or services that involve the same resources as those used to provide the Services, to the Service Provider’s business units and Affiliates, and, accordingly, the Service Provider may modify any of the Services or the manner in which such Services are provided in connection with changes to the Service Provider’s business units or Affiliates in the ordinary course of the Service Provider’s business; provided that no such modification shall cause a material adverse effect on the Service Recipient’s receipt of the Services or eliminate any Service in its entirety other than pursuant to Section 8(b), Section 8(c) or Section 8(d). The Service Provider shall provide the Service Recipient with written notice of any such modifications, and shall take into account any reasonable requests of the Service Recipient. In the event that the Service Recipient requests that the Services described on Exhibit A be modified, and the Service Provider agrees to such modification, the Parties may amend Exhibit A in writing. Notwithstanding the foregoing, unless entered into in the ordinary course of business and in a manner consistent with past practice, in all material respects, the Service Provider shall not enter into any material new contract, agreement or third party arrangement with respect to the Services without providing notice to the Service Recipient, in each case, other than to replace an existing third party contract, agreement or arrangement which has ended or will end during the term of this Agreement.

(b)                                 The Service Recipient understands that the Services provided hereunder are transitional in nature and are furnished by the Service Provider solely as an accommodation to the Service Recipient. The Service Recipient further understands that the Service Provider is not in the business of providing Services to third parties and shall not provide the Services beyond the term of this Agreement. The Service Recipient agrees to use its reasonable best efforts to transition the Services to its own internal organization or other third party service provider as promptly as practicable after the Closing and, in any event, to transition the Services to its own internal organization or other third party service provider no later than the expiration of the term of this Agreement.

(c)                                  The Service Recipient understands that certain Services may be provided to it by the Service Provider pursuant to agreements between the Service Provider and various third party vendors. At the reasonable request of the Service Provider or any such vendor, the Service Recipient shall reasonably cooperate with any third party providing Services on behalf of the Service Provider in order to facilitate the provision and receipt of such Services. The Service Recipient acknowledges that such Services are dependent on such reasonable cooperation, and that its failure to so cooperate shall relieve the Service Provider of its obligation to provide the related Services to the extent that such failure renders such provision commercially infeasible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of such failure (but in no event later than thirty (30) days after such failure), describing in reasonable detail the nature of such failure.

(d)                                 The Service Recipient shall provide the information and documentation of the Service Recipient that are necessary for the Service Provider to provide the Services in accordance with the standards set forth in Section 2(a)(i). The Service Recipient shall provide such information and documentation in such form as may be reasonably requested by the Service Provider from time to time. The Service Recipient acknowledges that certain Services are dependent upon such information and documentation, and that its failure to provide such information and documentation shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of any such failure (but in no event later than thirty (30) days after such failure), describing in reasonable detail the nature of such failure.

(e)                                  Each Party shall reasonably cooperate with the other Party in order to facilitate the provision and receipt of the Services. The Service Recipient acknowledges that such Services are dependent upon such reasonable cooperation, and that its failure to so cooperate shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient of any such failure (but in no event later than thirty (30) days after such failure), describing in reasonable detail the nature of such failure. The Service Recipient shall comply in all material respects with all applicable policies and procedures of the Service Provider in effect as of the Closing Date in connection with its receipt of the Services and any subsequent changes to such policies and procedures required by applicable Law or in order to implement the Cutover.

(f)                                   For purposes of Sections 2(c) through 2(e), notice shall be provided to the Service Recipient’s Project Manager (as defined below), and may be provided by e-mail to the address for the Project Manager designated by the Service Recipient.

(g)                                  The Service Provider shall perform the Services in accordance with applicable Law and shall modify the Services to comply with any change in applicable Law and neither Party shall be required to perform any obligation under this Agreement to the extent performance of such obligation is prohibited by, or would require the applicable Party to violate, any applicable Law.

(h)                                 Cutover Plan from the Transition Services to Stand-Alone. The Service Recipient shall be responsible for planning and preparing the transition to its own internal organization or other third party service provider of the provision of each of the Services (such transition, the “Cutover”). The Project Manager representing the Service Provider shall meet with the Project Manager representing the Service Recipient within thirty (30) days following the date hereof to discuss the initial development of a plan for the Cutover (the “Cutover Plan”), and shall provide the Service Recipient with all information reasonably requested by the Service Recipient that is necessary for the development and implementation of the Cutover Plan. The Project Manager representing the Service Recipient shall provide the Project Manager representing the Service Provider with a copy of the Cutover Plan as soon as reasonably practicable, and the Service Provider shall cooperate, and shall use commercially reasonable efforts to cause its third party vendors to cooperate, in a timely implementation of the Cutover Plan. Any aspect of the Cutover Plan which would impose any obligation on the Service

Provider or any of its Third-Party Providers shall be subject to the prior written consent of HCAG. The Service Provider shall be entitled to engage third party resources to provide assistance in developing or implementing all or part of the Cutover Plan at the sole cost and expense of the Service Recipient.

(i)                                     The Service Recipient shall promptly notify the Service Provider upon becoming aware of a change that is required (y) to enable the Service Recipient to comply with any material terms and conditions of any third party contract entered into on or prior to the Closing Date or any terms and conditions of this Agreement applicable to the Service Recipient in connection with the provision of the applicable Service, and (z) in order for the Service Recipient to comply with existing, new or changes in any Law (each a “Mandatory Change”). Upon receipt of a notice relating to a Mandatory Change, the Service Provider and the Service Recipient shall each cause their respective Project Managers to use commercially reasonable efforts to negotiate in good faith the terms and pricing at which the Service Provider would implement such Mandatory Change; provided that if the Project Managers are not able to reach a mutual agreement on such terms and pricing within ten (10) Business Days of the date of the notice of such Mandatory Change, the Service Provider shall not be obligated to implement any such Mandatory Change.

Section 3.                             Payment.

(a)                                 The monthly charge for each Service (the “Charges”) is set forth on Exhibit A. The Charges shall be subject to proration for any partial months in which the Services are provided. Upon termination of a Service, the Charges for such Service as set forth on Exhibit A shall be terminated, and all outstanding Charges shall become immediately due and payable and the Service Recipient shall pay, within thirty (30) days of such date of termination, to the Service Provider such Charges.

(b)                                 In addition to the Charges, the Service Recipient shall reimburse the Service Provider for all out-of-pocket costs and expenses incurred in connection with delivering the Services, including license fees payable to third party licensors, other than out-of-pocket costs and expenses that are reflected in the Charges.

(c)                                  Within twenty-one (21) days after the last day of each calendar month, the Service Provider shall provide to the Service Recipient an invoice for the preceding month’s Services, which shall include: (i) all Charges due under Section 3(a), and (ii) all amounts due under Section 3(b). Undisputed amounts stated in each such invoice shall be paid by the Service Recipient in full within thirty (30) days after the invoice is received by the Service Recipient to an account designated by the Service Provider. If the Service Recipient has a good faith dispute over any of the charges or Services referenced in the invoice, it may withhold such disputed amount and must pay the amount of the undisputed portion of the invoice and provide written notice to the Service Provider of the dispute on or before the applicable due date.

(d)                                 Without prejudice to the Service Provider’s other rights and remedies, where any undisputed amount remains unpaid ten (10) days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at the Prime Rate published in the Wall Street Journal plus 2%.

(e)                                  All payments due to the Service Provider under this Agreement shall be exclusive of any sales tax, which shall be payable by the Service Recipient.

(f)                                   The Service Recipient shall pay all undisputed amounts due under this Agreement free of any set-off, deduction or withholding.

Section 4.                             Project Managers.

The Service Provider and the Service Recipient shall each appoint one person to act as its project manager (each, a “Project Manager”) to (a) deal with issues arising out of the performance of this Agreement, and (b) facilitate the orderly provision and receipt of the Services. The initial Project Managers shall be [              ] for the Service Provider and [              ] for the Service Recipient. Each Party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its respective Project Manager for problem resolution. Either Party may replace its Project Manager at any time by providing notice in accordance with Section 12, such replacement to be effective as of the date of the other Party’s receipt of such notice.

Section 5.                             Intellectual Property.

All data, information and Intellectual Property created by the Service Provider in connection with the Services shall remain the property of the Service Provider. The Service Recipient acknowledges and agrees that it shall not acquire any right, title or interest (including any license rights or rights of use) in any data, information or Intellectual Property that is owned or licensed by the Service Provider, by reason of the provision of the Services provided hereunder. The Service Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any property relating to Intellectual Property owned or licensed by the Service Provider, and the Service Recipient shall reproduce any such notices on any and all copies thereof. The Service Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by the Service Provider, and the Service Recipient shall promptly notify the Service Provider of any such attempt, regardless of whether by the Service Recipient or any third party, of which the Service Recipient becomes aware.

Section 6.                             Sub-Contracting; Third Party Agreements.

(a)                                 The Service Provider may delegate or sub-contract its duties under this Agreement to unaffiliated third parties (collectively, “Third-Party Providers”). The Service Recipient acknowledges that the Services provided through Third-Party Providers or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider and such Third-Party Provider, and the Service Recipient agrees to comply with such terms and conditions; provided that the Service Provider notifies the Service Recipient of any such terms and conditions.

(b)                                 The Parties acknowledge and agree that that it may be necessary to obtain from Third-Party Providers consent for (i) the Service Provider to use third party applications, systems, networks, services and the like (collectively, “Third-Party Materials”) in the provision of Services, and/or (ii) the Service Recipient to receive Services (each such consent, an

“Authorization”). The Service Provider shall use its commercially reasonable efforts to obtain all Authorizations necessary to allow Service Provider to provide Third-Party Materials to the Service Recipient and to allow Third-Party Materials to be utilized by the Service Recipient in connection with the Services. The Service Recipient agrees to cooperate and use commercially reasonable efforts to assist the Service Provider to procure all Authorizations necessary to enable the Service Provider to perform and the Service Recipient to receive the Services in accordance with this Agreement. If the Service Provider is unable to obtain any such Authorization in a timely manner, the Parties shall cooperate in good faith to agree on a reasonable alternative arrangement or a workaround that enables the applicable Services to be provided without such Authorization. Failure to obtain any such Authorization, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof. Any third party costs associated with obtaining or maintaining any Authorization shall be borne by the Service Recipient.

Section 7.                             Indemnification.

(a)                                 Each Party and each of its Affiliates, and each of the respective officers, directors, employees, successors and assigns of any of the foregoing (each, an “Indemnified Party”) shall be indemnified and held harmless by the other Party (the “Indemnifying Party”) for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), to the extent arising out of or resulting from: (i) a breach of this Agreement by the other Party; or (ii) any gross negligence or intentional breach by the other Party in performing any of its obligations under this Agreement.

(b)                                 Limitations on Liability.

(i)                                     Notwithstanding anything to the contrary contained in this Agreement, no action or inaction by any Party or any of its Affiliates shall be deemed to be a breach of this Agreement for any purpose hereunder, and no Indemnified Party shall have any claim or recourse against another Party with respect to such action or inaction, under this Section 7 or otherwise, if (x) the other Party or any of its Representatives was required to take or not to take such action pursuant to the terms of this Agreement or applicable Law or (y) such Party or any of its Representatives has directed or requested the other Party or any of its Representatives to take or not take such action.

(ii)                                  The liability of the Service Provider for Losses of any kind whatsoever arising from or relating to any Service or under or in connection with this Agreement (whether for breach of contract, tort, negligence, misrepresentation or otherwise) shall not exceed the aggregate amount of Charges paid, and outstanding (whether disputed or otherwise), by the Service Recipient herein; provided that the foregoing limitation on liability shall not apply in the case of Losses suffered by the Service Recipient resulting from the gross negligence or intentional breach of the Service Provider.

(iii)                               For all purposes of this Section 7, the “Losses” of an Indemnified Party shall be net of: (i) any recovery or benefit (including insurance and indemnification) payable to the Indemnified Party or any of its Affiliates (including, in the case of the Company, the NAM Companies and wholly owned subsidiaries of the NAM Companies) in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates (including, in the case of the Company, the NAM Companies and their respective wholly owned subsidiaries) receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party; and (ii) any Tax benefit available to the Indemnified Party or any of its Affiliates (including, in the case of the Company, the NAM Companies and wholly owned subsidiaries of the NAM Companies) arising in connection with the accrual, incurrence or payment of any such Losses.

(iv)                              Each Party shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Loss, and the Indemnified Party shall not be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

(v)                                 None of the Parties shall have any liability under or in connection with this Agreement (whether for breach of contract, tort, negligence, misrepresentation or otherwise) for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, damages based on a multiple of earnings, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable.

(c)                                  An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days after such determination, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(d)                                 If an Indemnified Party receives notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Losses under this Section 7, within thirty (30) days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such Third-Party Claim), such Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim together with copies of all notices and documents served on or received by such Indemnified Party in respect thereof; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such Indemnified Party within thirty (30) days of the receipt of such notice from such Indemnified Party. Assumption of the defense of any Third-Party Claim by the Indemnifying Party shall not prejudice the right of the Indemnifying Party to claim at a later date that such Third-Party Claim is not a proper matter for indemnification pursuant to this Section 7. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, such Indemnified Party may participate in such defense at its own expense. Such Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the

Indemnified Party’s possession or under such Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnifying Party or its counsel. If the Indemnifying Party elects to direct the defense of any such Third-Party Claim, such Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment or the Indemnifying Party withdraws from the defense of such Third-Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against such Indemnified Party for such Third-Party Claim. If such Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 7(c) and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then such Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. Such Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall have the right to settle any Third-Party Claim for which it obtains a full release of such Indemnified Party in respect of such Third-Party Claim or to which settlement such Indemnified Party consents in writing, such consent not to be unreasonably withheld, conditioned or delayed.

(e)                                  The Parties acknowledge and agree that the indemnification provisions of this Section 7 shall be the sole and exclusive remedies of the Parties for any breach of or failure to perform and comply with any covenant or agreement in this Agreement or any other matter and any and all claims arising out of or in connection with the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement.

Section 8.                             Term; Termination and Effects of Termination.

(a)                                 The term of this Agreement shall begin on the date hereof and continue until the earlier of (i) the twelve (12) month anniversary of the Closing Date and (ii) with respect to a given Service, the last date of such Service as set forth on Exhibit A.

(b)                                 In the event that (i) there is nonperformance of any Service as a result of an event described in Section 11(a), (ii) the provision of a Service would violate applicable Law, (iii) the Service Provider cannot obtain all Authorizations necessary for the provision of a Service, or (iv) the provision of a Service is materially affected by an unexpected information technology risk, including, but not limited to, complete system shutdown or disruptions, the Parties shall cooperate with each other in good faith to achieve a reasonable arrangement in order to permit the Service Recipient to continue to receive the affected Service. All costs for any such alternative arrangement shall be borne by the Service Recipient; provided that the Parties shall discuss in good faith a reduction in the Charges payable by the Service Recipient in respect of the affected Service during the period in which any such alternative arrangement is in place.

(c)                                  One or more Services may be terminated prior to the expiration of the applicable term of this Agreement with respect to such Service upon the mutual written agreement of the Parties.

(d)                                 The Company may terminate any Service on at least thirty (30) days’ written notice to HCAG; provided that, except as set forth in Section 10(b), to the extent a Service proposed to be terminated is bundled with one or more other Services as set forth on Exhibit A, then all of such Services must be terminated together.

(e)                                  HCAG may terminate this Agreement with immediate effect by written notice to the Company on or at any time after (i) the Service Recipient has failed to pay any amount due to the Service Provider pursuant to Section 3 for a period of not less than sixty (60) days from the date such amount becomes due, (ii) in the event of a Change of Control of any of the Company, the NAM Companies or the wholly owned subsidiaries of the NAM Companies, or (iii) (A) the Company passes a resolution for winding up or a court of competent jurisdiction makes an order for winding up or dissolution of the Company, (B) the making of an administration order in relation to the Company or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Company, (C) the Company makes an application to a court of competent jurisdiction for protection from its creditors generally, or (D) any procedure equivalent to any of the events in Sections 8(e)(iii)(A) through (C) occurs in any other jurisdiction with respect to the Company.

(f)                                   Upon termination or expiration of this Agreement, the Service Recipient shall pay to the Service Provider all monies due to the Service Provider in respect of Services provided prior to such termination or expiration. To the extent that the Service Provider agrees to provide any post-termination or post-expiration support services to the Service Recipient, the terms and pricing of such support services shall be memorialized in a separate and distinct agreement between the Parties. In addition, each Party shall, at the receiving Party’s option, return or destroy the Confidential Information of the other Party; provided, however, that a Party shall not be obligated to return or destroy (as applicable) Confidential Information of the other Party (i) that is stored electronically for archival or back-up purposes and is not reasonably accessible because of undue burden or cost, (ii) if destruction is prohibited by applicable Law or regulation, or (iii) that such Party may reasonably wish to retain for legal or compliance purposes.

Section 9.                             Insurance.

Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests.

Section 10.                      Covered Employees.

(a)                                 From the date hereof until the last date on which any Service is provided hereunder and for a period of eighteen (18) months thereafter, except for the Specified Covered Employees, the Service Recipient and its Affiliates shall not, and the Service Recipient shall cause its Affiliates not to, without the Service Provider’s prior written consent, directly or indirectly, solicit for employment, employ or retain, as an employee, consultant or independent contractor, any officer or employee of the Service Provider or any of its subsidiaries who is at any time engaged in providing any Service hereunder (each, a “Covered Employee”); provided that this paragraph shall not preclude the Service Recipient or any of its Affiliates from employing any Covered Employee who seeks employment with the Service Recipient or any of its Affiliates in response to a general solicitation of employment made by the Service Recipient or any of its Affiliates in a trade journal or other publication not targeted at any Covered Employee of the Service Provider or any of its subsidiaries.

(b)                                 In the event that during the term of this Agreement the Service Recipient or any of its Affiliates hires a Covered Employee, with the prior written consent of the Service Provider and not otherwise in violation of Section 10(a): (i) the Service Provider shall no longer be obligated to provide any portion of the Service previously provided by such Covered Employee; and (ii) the Parties shall agree in good faith a reduction in the Charges, if applicable, to reflect the fact that such Covered Employee is no longer providing any portion of the Service that had previously been provided hereunder by such Covered Employee.

(c)                                  As promptly as practicable following the date hereof, the Service Recipient shall retain, or cause one of its Affiliates to retain, as an employee of the Business each of the Covered Employees set forth on Exhibit B (each such Covered Employee, a “Specified Covered Employee”). In the event that any Specified Covered Employee has not been retained as an employee of the Business on or prior to the date that is twelve (12) months following the date hereof: (i) the Service Provider shall be entitled, at its option, to terminate the employment of such Specified Covered Employee or to transfer such Specified Covered Employee to another of its business functions; and (ii) the Service Recipient shall pay, or cause to be paid, to the Service Provider an amount equal to all of the severance and transfer costs, as applicable, payable pursuant to the terms of such Covered Employee’s employment arrangement or otherwise incurred by the Service Provider in connection with any such transfer. If any Specified Covered Employee is retained as an employee of the Business during the term of this Agreement, the provisions of Sections 10(b)(i) and 10(b)(ii) shall apply in respect of such Specified Covered Employee.

Section 11.                      Force Majeure.

(a)                                 Subject to Section 11(b) below, neither Party shall be liable to the other Party for delay in performance caused by the following (each, an event of “Force Majeure”): (i) acts of God, the elements, epidemics, explosions, landslides, lightning, earthquakes, fires, storms (including to tornadoes and hurricanes, or tornado and hurricane warnings), sinkholes, floods or washouts; (ii) general labor trouble, including general strikes or injunctions (except as otherwise caused by the non-performing Party); (iii) the inability to obtain material, equipment or transportation due to the foregoing; (iv) national defense requirements, wars, blockades, insurrections, sabotage, and riots, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); (v) significant disruptions in telecommunication, internet or utility networks; or (vi) any applicable Law, regulation or rule, or the enforcement thereof, by any governmental or regulatory agency having jurisdiction, that substantially limits or prevents a Party from performing its obligations hereunder.

(b)                                 The Service Provider shall endeavor to provide uninterrupted Services through the term of this Agreement. In the event, however, that the Service Provider is wholly or partially prevented from providing any Service either temporarily or permanently by reason of an event of Force Majeure, or the Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of any Service for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities, in each case for the avoidance of being non-compliant with any Laws, the Service Provider shall not be obligated to deliver such Service during such periods; provided that (i) the Service Provider agrees to give reasonable prior written notice of any scheduled interruption or suspension; and (ii) the Service Provider shall use commercially reasonable efforts to limit the disruption to the Business caused by such interruption or suspension. If any Service is interrupted or suspended due to an event of Force Majeure, (A) the Service Recipient shall be entitled to a pro rata reduction of fees payable for the affected Services (provided that such reduction shall not apply to any third party vendor pass through fees), which reduction shall be based on the number of days during the applicable month that such Service is interrupted or suspended; (B) the Service Recipient shall have the right to immediately terminate the affected Service and/or any Service linked to the affected Service; and (C) in the event of such termination as set forth above, the Service Provider shall have no further obligation to provide such Service or Services.

Section 12.                      Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the Parties at the following addresses (or at such other address of a Party as shall be specified in a notice given in accordance with this Section 12):

(a)                                 If to the Service Provider:

[•]

[•]

Attention: [•]

Facsimile: [•]

(b)                                 If to the Service Recipient:

[Name]

[Address]

Facsimile:
Attention:

or to such other address or addresses as any such Party may from time to time designate as to itself by like notice.

Section 13.                      Confidentiality of Information.

(a)                                 Except as provided below, all data and information of each Party and its Affiliates, and their respective employees, agents, subcontractors or vendors, disclosed to or otherwise obtained by the other Party or its Affiliates, or their respective employees, agents, subcontractors or vendors (the “Receiving Party”), pursuant to this Agreement, including information relating to or received from third parties, shall be deemed confidential (“Confidential Information”). The Receiving Party shall not use any Confidential Information for any purpose other than that for which such Confidential Information was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third parties (other than Agents as set forth in Section 12(b)) any Confidential Information for a period of two (2) years from the termination or expiration of this Agreement. The Receiving Party shall view, access and use only such Confidential Information of the disclosing Party only as is necessary to provide or receive Services hereunder, as applicable, and shall not attempt to view, access or use any other Confidential Information of the disclosing Party. Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information that:

(i)                                     becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement or other obligation of confidentiality;

(ii)                                  is already in the Receiving Party’s possession, provided that such information is not known by the Receiving Party (after reasonable inquiry) to be subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to the disclosing Party; or

(iii)                               becomes available to the Receiving Party on a non-confidential basis from a Person (other than the disclosing Party), provided that such Person is not known by the Receiving Party (after reasonable inquiry) to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to the disclosing Party.

(b)                                 Notwithstanding Section 13(a), Confidential Information may be disclosed by the Receiving Party:

(i)                                     to the Receiving Party’s Affiliates and its and their respective directors, officers, employees, agents and advisors (including the Receiving Party’s and its Affiliates’ attorneys, accountants and consultants, and in the case of the Service Provider, any third parties engaged to provide the Services) (collectively, “Agents”) as is necessary to provide or receive Services hereunder, as applicable; provided that the Receiving Party ensures that such Agents comply with this Section 13; or

(ii)                                  if required, based on the written advice of the Receiving Party’s legal counsel (which may be by email and from internal counsel), by applicable Law; provided that the Receiving Party agrees to promptly give written notice of such requirement to the disclosing Party so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and shall cooperate with the disclosing Party as reasonably requested by such Party in connection with such actions. In the event that such protective order or other remedy is denied, or the disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, and the Receiving Party or any of its Agents are nonetheless legally required to disclose such information, the Receiving Party or its Agents, as the case may be, shall furnish only that portion of the Confidential Information that the Receiving Party’s counsel (which may be internal counsel) advises the Receiving Party in writing (including email) is legally required, and the

Receiving Party shall exercise its reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information.

(c)                                  If, at any time, either Party determines that the other Party has disclosed or sought to disclose Confidential Information in violation of this Agreement, that any unauthorized personnel of the other Party has accessed Confidential Information, or that the other Party or any of its personnel has engaged in activities that have led to the unauthorized access to, use of, or disclosure of such Party’s Confidential Information, such Party shall immediately terminate any such personnel’s access to such Confidential Information and immediately notify the other Party. In addition, either Party shall have the right to deny personnel of the other Party access to such Party’s Confidential Information upon notice to the other Party in the event that such Party reasonably believes that such personnel pose a security concern. The Parties shall cooperate in investigating any apparent unauthorized access to or use of any Confidential Information.

Section 14.                      Security.

(a)                                 If either Party (the “Accessing Party”) is given access to any of the other Party’s computer systems or software (collectively, “Systems”) or physical facilities in connection with performance or receipt of the Services, the Accessing Party shall comply with all of the other Party’s security policies, procedures and requirements (collectively, “Security Regulations”), to the extent the Accessing Party is or has been made aware of them, and shall not tamper with, compromise or circumvent any security or audit measures employed by the other Party. In the event of any conflict between this Agreement and any Security Regulations, this Agreement shall govern. The Accessing Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use, and only to the extent necessary in connection with the provision or receipt, as applicable, of the Services.

(b)                                 The Accessing Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems or physical facilities of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information or other property contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations. Other than with the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), the personnel of the Accessing Party who are involved in the day-to-day commercial management of the Business (if the Accessing Party is the Service Recipient) or of the cement business of the Service Provider (if the Accessing Party is the Service Recipient) shall use reasonable efforts not to access any pricing information (unless otherwise publicly available) with respect to (i) in the case of the personnel of the Service Provider, the products of the Business or cement products acquired by the Business from third parties, or (ii) in the case of the personnel of the Service Recipient, the cement products of the Service Provider that are sold to third parties. The Service Recipient acknowledges and agrees that its failure to provide any such consent when requested by the Service Provider shall relieve the Service Provider of its obligation to provide any Services provided by any such personnel of the Service Provider, to the extent that such failure renders such provision commercially infeasible and only for so long as such failure continues; provided that the Service Provider promptly notifies the Service Recipient if it determines that the provision of any Service would be so commercially infeasible (but in no event later than thirty (30) days after such determination), describing in reasonable detail its reasons for such determination.

(c)                                  If, at any time, the Accessing Party determines that any of its personnel has (i) circumvented or sought to circumvent the Security Regulations of the other Party, (ii) accessed the Systems or physical facilities of the other Party, or (iii) engaged in activities that have led to the unauthorized access, use, destruction, alteration or loss of data, information or software, the Accessing Party shall immediately terminate any such personnel’s access to the other Party’s Systems or physical facilities and immediately notify the other Party. In addition, the other Party shall have the right to deny the Accessing Party’s personnel access to its Systems or physical facilities upon notice to the Accessing Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 14(c) or otherwise pose a security concern. The Accessing Party shall cooperate with the other Party in investigating any apparent unauthorized access to the other Party’s Systems or physical facilities.

Section 15.                      General Provisions.

(a)                                 Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)                                     when a reference is made in this Agreement to a Section or Exhibit, such reference is to a Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(ii)                                  the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)                               whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)                              the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement and the words “the date hereof,” when used in this Agreement, refer to the date of this Agreement;

(v)                                 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)                              the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)                           references to a Person are also to its successors and permitted assigns;

(viii)                        references to “dollar,” “US dollar” or “$” are references to the lawful currency from time to time of the United States of America; and

(ix)                              when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(b)                                 Public Announcements. Neither Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and, to the extent practicable, the Parties shall consult with each other as to the timing and contents of any such press release, public announcement or communication.

(c)                                  Severability. If any term or other provision of this Agreement is or becomes invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

(d)                                 Entire Agreement. This Agreement (including Exhibit A and Exhibit B) sets out the entire agreement between the Parties in respect of the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

(e)                                  Assignment. A Party shall not assign this Agreement by operation of Law or otherwise without the prior written consent of the other Party (which consent may be granted or withheld in the sole and absolute discretion of the other Party), except that a Party may assign its rights and obligations under this Agreement to an Affiliate without the prior written consent of the other Party; but only if such assigning Party remains liable in the event that its Affiliate fails to perform the obligations of such Party set forth herein.

(f)                                   Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended or (ii) by a waiver in accordance with Section 15(g).

(g)                                  Waiver. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, or (ii) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver or variation thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(h)                                 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Section 7 relating to Indemnified Parties), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

(i)                                     Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(j)                                    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(k)                                 Dispute Resolution.

(i)                                     In the event there is a dispute between the Service Provider and any of the Service Recipient, arising out of or relating to this Agreement or any Exhibit, any such Party may, at any time, give notice to the other Party requesting to discuss actions that might be taken to resolve such dispute. Promptly upon one such Party’s receipt of such notice, such Party’s Project Manager shall contact the other Party’s Project Manager and negotiate in good faith and use commercially reasonable efforts to resolve the disputed issue. If such Parties shall have failed to reach a resolution of the dispute within thirty (30) days after receipt of the notice of such dispute, either Party may at any time within fifteen (15) days after the expiration of such thirty (30) day period, give written notice to the other Party requesting that the respective Chief Financial Officers of the Service Provider and the Service Recipient discuss such dispute, and, as promptly as practicable after such notice has been given, each of the Service Provider and the Service Recipient shall cause such Chief Financial Officers to negotiate in good faith with respect to such dispute and use commercially reasonable efforts to resolve such dispute within fifteen (15) days of the matter being submitted to them. If the Chief Financial Officers cannot reach agreement, then either Party has the right to bring an Action against the other Party in accordance with Section 15(k)(ii).

(ii)                                  All Actions arising out of, relating to or in connection with this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Delaware federal court sitting in the City of Wilmington, Delaware.  The parties hereto hereby: (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any Delaware federal court sitting in the City of Wilmington, Delaware, as applicable, for the purpose of any Action arising out of, relating to or in connection with this Agreement brought by any Party; (b) agree that service of process will be validly effected by sending notice in accordance with Section 12; (c) irrevocably waive and release, and agree not to assert by way of motion, defense or otherwise, in or with respect to any such Action, any claim (whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future) that it is not subject personally to the jurisdiction of any above named court, that its property is exempt or immune from attachment or execution, that such Action is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any above named court; and (d) agree not to move to transfer such Action to a court other than the Court of Chancery of the State of Delaware or any Delaware federal court sitting in the City of Wilmington, Delaware, as applicable.

(l)                                     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(l).

(m)                             Independent Contractor Status. The Service Provider shall be deemed to be an independent contractor of the Service Recipient. Nothing contained in this Agreement shall create or be deemed to create the relationship of employee and employer between the Service Provider and the Service Recipient. The relationship created between the Service Provider and the Service Recipient pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. Neither Party shall, by reason hereof, be deemed to be a partner or a joint venturer of the other Party in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, neither Party is now, shall become, or shall be deemed to be an agent or representative of the other Party. Except as herein explicitly and specifically provided, neither Party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other Party to this Agreement. All employees and representatives of the Service Provider (including any personnel of its Affiliates or third party contractors) (the “Service Provider Personnel”) providing Services hereunder will be deemed for all purposes of employment including, but not limited to, compensation and employee benefits, to be employees or representatives of the Service Provider, as the case may be, and not employees or representatives of the Service Recipient. In performing Services, such Service Provider Personnel will be under the direction, control and supervision of the Service Provider and the Service Provider will have the sole right and responsibility to exercise all authority with respect to the employment, engagement (including termination of employment or engagement), assignment and compensation, and shall be solely responsible for the acts or omissions of such Service Provider Personnel. The Service Provider shall be exclusively responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation tax, workers’ compensation tax, other employment and related taxes or withholdings and premiums and remittances with respect to the Service

Provider Personnel and all related fringe benefits program expenses such as insurance costs, pension or retirement plans, 401(k) plans, profit sharing plans, vacation, sick leave, severance pay and similar matters solely with respect to the period in which such Service Provider Personnel is employed or engaged by the Service Provider.

(n)                                 Survival. Section 1 (Definitions), Section 3 (Payment), Section 5 (Intellectual Property), Section 7(b) (Limitations on Liability), Section 12 (Notices), Section 13 (Confidentiality of Information), Section 14 (Security) and Section 15 (General Provisions), shall survive any expiration or termination of this Agreement.

(o)                                 Conflicts. If any provision set forth on Exhibit A limits, qualifies or conflicts with another provision of this Agreement, the provisions of this Agreement shall control, except as such limitation, qualification or conflict may be expressly permitted under this Agreement.

(p)                                 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in any number of counterparts, and by each Party on separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

HEIDELBERGCEMENT AG

By:
Name:
Title:

HANSON BUILDING PRODUCTS LIMITED

By:
Name:
Title:

[Signature Page to NAM Transition Services Agreement]

Exhibit B

Specified Covered Employees

[•]